EXHIBIT 99.1

Dolby Appoints Tony Prophet to its Board of Directors

SAN FRANCISCO, December 8, 2021 – Dolby Laboratories, Inc. (NYSE:DLB) announced today the appointment of Tony Prophet to its Board of Directors, effective December 6, 2021. Over the course of many years, Tony has established himself as a technology industry leader who has helped guide companies across multiple disciplines.

Most recently, Tony served as the Chief Equality and Recruiting Officer at Salesforce, co-chairing the Salesforce Racial Equality and Justice Task Force, created to help drive systemic change in the workplace and community. He was also a co-founder of the company’s Ethical and Humane Use of technology initiative. During his time with Microsoft, Tony served as Corporate Vice President, Education Marketing, Corporate Vice President of Windows and Search Marketing, and Corporate Vice President of Windows Marketing. Prior to Microsoft, he held leadership roles at HP, including leading worldwide PC and printing operations, and previously served in positions of increasing responsibility at multiple organizations, including leading worldwide operations for the Carrier Business unit of United Technologies and rising to Partner at Booz Allen Hamilton.

“We are excited to welcome Tony to the Board of Directors,” said Peter Gotcher, Chairman of the Dolby Board of Directors. “His combination of leadership and management experience, dedication to equality and inclusion, and passion for Dolby will bring tremendous value to the Dolby Board.”

“I’m incredibly impressed with Dolby’s leadership team,” said Tony Prophet. “Dolby technologies transform how developers and content creators deliver high-quality, interactive and media-centric applications, and how billions of people worldwide experience their entertainment. I look forward to working with the Dolby team to help drive the company’s future growth and support the communities in which they do business.”

Additional details regarding the appointment can be found in a Current Report on Form 8-K filed by Dolby today with the Securities and Exchange Commission.

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) is based in San Francisco, California with offices around the globe. From movies and TV shows, to apps, music, sports and gaming, Dolby transforms the science of sight and sound into spectacular experiences for billions of people worldwide. We partner with artists, storytellers, developers, and businesses to revolutionize entertainment and communications with Dolby Atmos, Dolby Vision, Dolby Cinema, and Dolby.io.

Dolby, Dolby Atmos, Dolby Vision, Dolby Cinema, Dolby.io, and the double-D symbol are among the registered and unregistered trademarks of Dolby Laboratories, Inc. in the United States and/or other countries. Other trademarks remain the property of their respective owners.

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Investor Contact:

Ashley Schwenoha

Dolby Laboratories

415-645-5506

investor@dolby.com

Media Contact:

Natalia Sandin

Dolby Laboratories

650-201-8814

Natalia.sandin@dolby.com